Exhibit 5.1

John-Paul Motley

+1 213 561 3204

jmotley@cooley.com

September 14, 2026

Sumisho Air Lease Corporation

2000 Avenue of the Stars, Suite 1000N

Los Angeles, California 90067

Ladies and Gentlemen:

We have acted as counsel to Sumisho Air Lease Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer by the Company to exchange newly issued 4.400% Senior Notes due 2028 (the “2028 exchange notes”), 4.500% Senior Notes due 2029 (the “2029 exchange notes”), 4.850% Senior Notes due 2031 (the “2031 exchange notes”), and 5.500% Senior Notes due 2036 (together with the 2028 exchange notes, the 2029 exchange notes and the 2031 exchange notes, the “Exchange Notes”) for like principal amounts of its outstanding 4.400% Senior Notes due 2028 (the “outstanding 2028 notes”), 4.500% Senior Notes due 2029 (the “outstanding 2029 notes”), 4.850% Senior Notes due 2031 (the “outstanding 2031 notes”), and 5.500% Senior Notes due 2036 (together with the outstanding 2028 notes, the outstanding 2029 notes and the outstanding 2031 notes, the “Outstanding Notes”). The Exchange Notes are to be issued under an Indenture, dated as of March 24, 2026 (the “Indenture”) by and between the Company and Computershare Trust Company, N.A., as trustee (the “Trustee”).

In connection with this opinion, we have examined and relied upon (i) the representations and warranties as to factual matters and have assumed performance of the covenants contained in and made pursuant to the Indenture by the various parties thereto, (ii) the Registration Statement, (iii) the Indenture and the forms of the Exchange Notes set forth in the Indenture, (iv) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (iv) such other records, documents, certificates, opinions, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of officers of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Exchange Notes constituting binding obligations of the Company, the laws of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

In rendering this opinion, we have assumed, without investigation (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to originals of all documents submitted to us as copies; (iv) the accuracy, completeness and authenticity of certificates of public officials; (v) the valid existence, good standing in the jurisdiction of organization and the corporate or similar power to enter into, and perform the Exchange Notes and the Indenture in accordance with their terms, of all persons party thereto (except that such assumption is not made as to the Company); (vi) the due authorization, execution and delivery of all documents (except that such assumption is not made as to the due authorization, execution and delivery of the Exchange Notes and the Indenture by the Company); (vii) the legal capacity of all individuals executing and delivering documents to so execute and deliver; (viii) the Exchange Notes and the Indenture constitute valid and binding obligations, enforceable in accordance with their terms against all parties thereto (except that such assumption is not made with respect to the Company); and (x) there are no extrinsic agreements or understandings among the parties to the Exchange Notes and the Indenture that would modify or interpret the terms thereof or the rights or obligations of the parties thereunder.

Our opinion is subject to the following additional qualifications and limitations:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law or public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Exchange Notes or the Indenture that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Exchange Notes or the Indenture; (b) contains a waiver of any objection based on inappropriate venue or forum non conveniens in a federal court of the United States of America; (c) relates to a right of setoff; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole payments or other economic remedies if such remedy would be unreasonable, constitute a penalty or be otherwise contrary to public policy; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations; (j) provides that provisions of the Exchange Notes or Indenture are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; (k) provides that a party’s waiver of any breach of any provision of the Exchange Notes or the Indenture is not to be construed as a waiver by such party of any prior breach of such provision or of any other provision of the Exchange Notes or the Indenture; (l) provides any party the right to accelerate obligations or exercise remedies without notice; (m) purports to permit the Trustee or any holder of the Exchange Notes to act as any party’s agent and attorney-in-fact; (n) specifies that the liability of any indemnitor shall not be affected by actions or failures to act on the part of the beneficiaries of the indemnity or by amendments or waivers of provisions of documents creating and governing the indemnified obligations if such actions, failures to act, amendments or waivers change the essential nature of the terms and conditions of the indemnified obligations so that, in effect, a new contract has arisen between the recipient of the indemnity and the primary obligor on whose behalf the indemnity was issued; or (o) provides for a right or remedy which may be held to be arbitrary or unconscionable, a penalty or otherwise in violation of public policy. In connection with any provision of the Exchange Notes or the Indenture that contains a waiver of an inconvenient forum, we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial.

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or forum provided for in the Exchange Notes and the Indenture.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, when duly executed and delivered by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the Registration Statement, the Exchange Notes will be binding obligations of the Company.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By:	/s/ John-Paul Motley
John-Paul Motley